Exhibit 10.4

Dated 15 of March 2017

MARKETAXESS EUROPE LIMITED

and

Christophe Roupie

CONTRACT OF EMPLOYMENT

CONTRACT OF EMPLOYMENT

This contract of employment is made on 15 of March 2017 between:

(1)	MarketAxess Europe Limited, whose registered office is at 5 Aldermanbury Square, London, EC2V 7HR (the "Company"); and

(2) Christophe Roupie of 61Prince's Gate Mews, London SW7 2PP ("you").

This Contract of Employment sets out the terms on which you are employed by the Company.

1Interpretation

1.1 In this agreement (and any schedules to it):

1.1.1 "Board" means the board of directors of the Company from time to time or any person or committee nominated by the board of directors as its representative for the purposes of this agreement;

1.1.2 "Employment" means the employment governed by this agreement;

1.1.3 "Group" means the Company, its ultimate holding company for the time being and the associated companies (as defined in section 435 of the Insolvency Act 1986) of the Company for the time being;

1.1.4 "Group Company" means a member of the Group and "Group Companies" will be interpreted accordingly;

1.1.5 "holding company" has the meaning given in section 1159 of the Companies Act

2006; and

1.1.6 "Termination Date" means the date on which the Employment is terminated;

1.1.7 references to any statutory provisions include any modifications or re-enactments of those provisions;

1.1.8 references in this  agreement to rules, regulations, policies, handbooks or  other similar documents which supplement it, are referred to in it or describe any pensions or other benefits arrangements, are references to the versions or forms of the relevant documents as amended or updated from time to time; and

1.1.9 headings will be ignored in construing this agreement.

2 Start Date and Continuous Employment

2.1Your employment will commence on 15 day of March 2017 (the "Commencement Date").

No previous employment counts as continuous employment with the Company.

2.2

You represent and warrant that you are not prevented from taking up the Employment or from performing your duties under this contract by any obligation or duty owed to any other party, contractual or otherwise.

2.3	You represent and warrant that you will uphold all confidentiality provisions of previous employers to which you are subject.

2.4

You undertake to indemnify the Company against any claims, costs, damages, liabilities or expenses which the Company may incur as a result if you are in breach of any such obligations set out in clauses 2.2 and 2.3 above.

3Conditions

3.1

Your Employment is conditional upon the receipt by the Company of satisfactory references covering a period of employment of 5 years, a credit check and you being entitled to work in the UK without any additional approvals.

3.2

If applicable for your position, your Employment is also conditional upon you obtaining registration by the Financial Conduct Authority (or its replacement regulatory authority). an to   the   holding of any other   qualification,   licence, authority,   registration   or membership required (by statute or otherwise) for the proper performance of your duties under this contract.

3.3

If clauses 3.1and 3.2 cannot be satisfied or remains unfulfilled after such period of time as the Company considers reasonable, it may, at its sole and absolute discretion, terminate your Employment without notice, any payment in lieu of notice and shall not be liable to provide any form of compensation whatsoever.

3.4

The continuation of Employment following the take up of your position is subject to the satisfactory achievement of a   3 month probation period.   If the probation is not satisfactorily achieved, the Company may terminate your Employment by paying you base salary only in lieu of notice. The Company shall not be liable to provide any other form of compensation.

3.5	You acknowledge that you have not relied on any taxation or other financial advice from the Company or any other Group Company in deciding whether to enter into this agreement.

3.6

If the Company (acting in good faith) forms the opinion that it is necessary to do so, in order to comply with any binding law or regulatory requirements, including but not limited to remuneration law, regulations or regulatory guidance, the Company may, among other things, restructure your remuneration package to provide an alternative remuneration package which is consistent with law, regulation and regulatory guidance.

4 Job Title

Your job title is Head of Europe and Asia and, subject to any organizational changes, you will report to Chief Executive Officer of MarketAxess Holdings Inc. This is not a job

description and may be changed from time to time. The Company may transfer you to another position or to another department.

5 Duration of Employment

5.1	Either you or the Company shall give to the other no less than 3 months' written notice to terminate your employment or longer if required by law.

5.2

The Company reserves the right, at its sole and absolute discretion, to pay your base salary ("Basic Salary") only at the rate set out in clause 9.1in lieu of any period of notice given either by you or the Company (less any deductions of income tax, national insurance contributions, other statutory deductions and other agreed deductions).

5.3

The Company may elect to pay any sums due under clause 5.2 in equal monthly instalments less any deductions as shall be necessary to satisfy any performance adjustment or clawback provisions applicable to you.

5.4

If the Company exercises its right to make a payment pursuant to clause 5.3, and you receive income (whether as an employee, consultant or otherwise) during the period equal to your unexpired notice period, you must immediately notify the Company in writing of any income so received. Future monthly instalments shall be reduced by the amount of any such income. If you receive any such income after the last monthly instalment has been paid, you shall repay to the Company such part of this instalment as is equal to the income received but not deducted.

5.5

At any time during your Employment, or upon its termination, the Company shall be entitled to deduct from your Basic Salary or any other payment due to you in respect of your Employment (including your final salary payment) any monies due from you to the Company or any Group Company.

6 Place of Work

You will be based at the Company's principal office at 5 Aldermanbury Square, London, EC2V 7HR but you may be required to work on a temporary or permanent basis at another location within the Greater London area, or, on a temporary basis, at another location within the United Kingdom. You may also be expected to travel and work outside the United Kingdom from time to time as required by the Company.

7 Hours of Work

7.1

Your normal hours of work are 8.30am to 5.30pm, Monday to Friday, with a one hour lunch break per day ("your normal weekly hours"). You will comply with the Company's normal working hours and will also work any additional hours the Company considers necessary to meet its business needs. You will not receive further remuneration for any hours worked in addition to your normal working hours.

7.2

You agree that for the purposes of the Working Time Regulations 1998 (the "Regulations") the performance of your duties pursuant to this agreement may require you to work more than 48 hours per week. You may withdraw your consent to work more than 48 hours per week by giving the Board not less than three months' notice.

7.3	You agree to keep records of your working hours as reasonably required by the Company from time to time in order to comply with its obligations under Regulations.

8Your Duties

8.1	You are required at all times to comply with the Company's rules, policies and procedures in force from time to time.

8.2

You will promptly disclose to the Company full details of any wrongdoing by any employee of the Company or any Group Company where that wrongdoing is material to that employee's employment by the relevant company or to the interests or reputation of any Group Company.

8.3	You will devote the whole of your working time, attention and skill to your Employment and use your best endeavours to promote the interests and reputation of the Company and every Group Company.

8.4

You shall obey the directions of the Board and keep the Board (and, where appropriate the board of directors of any other Group Company) fully informed of your conduct of the Company and any other Group Company in a prompt and timely manner.

9Salary

9.1 Your Basic Salary is £300,000 per annum, accruing on a daily basis.

9.2

Salary will be paid in equal monthly instalments in arrears on or about the 24'h day of each calendar month, after deduction in income tax, national insurance contributions, other statutory deductions and other agreed deductions.

9.3	You are not entitled to any additional remuneration in respect of any hours worked in excess of your normal weekly hours.

9.4

The Company reserves the right to and you agree that it may recover from your salary payments, any overpayment of remuneration or other payments, made by mistake or through misrepresentation or for any other legitimate reason.

9.5	On termination of your Employment the Company may deduct from your final salary payment an amount equal to any sums you owe the Company or any Group Company.

10 Performance Cash Bonus

10.1	In addition to your Basic salary, you are eligible to participate in the Company's discretionary bonus scheme (the "Bonus Scheme") from 2017 onwards. Any bonus payable will be subject to  deduction of income tax, national insurance contributions, other statutory deductions and other agreed deductions.

10.2	The Company may in its absolute discretion pay you a bonus of such amount, at such intervals and subject to such conditions as the Company may in its absolute discretion determine from time to time.

10.3	Any bonus payment to you shall be purely discretionary and shall not form part of your contractual remuneration under this agreement.

10.4

Notwithstanding clause 10.3, you shall in any event have no entitlement to a bonus or a time-apportioned bonus if your employment terminates for any reason or you are under notice of termination (whether given by you or the Company) at or prior to the date when a bonus might otherwise have been payable.

10.5

Notwithstanding   any other clause in this clause 10, you will   receive a   minimum guaranteed cash bonus of £300,000 for performance year 2017 only, on an exceptional basis, payable when bonuses are paid to employees of the Company. The payment under this clause 10.5 is subject to deduction of income tax, national insurance contributions, other statutory deductions and other agreed deductions. You shall have no entitlement to a bonus or a time-apportioned bonus under this clause 10.5 if you do not commence employment with the Company, and/or your employment terminates for any reason or you are under notice of termination (whether given by you or the Company) at or prior to the date when that bonus might otherwise have been payable.

10.6Any bonus payment shall not be pensionable.

11 Performance Equity Awards

11.1

In addition to your salary you may, at the Company's sole and absolute discretion, be eligible to take part in a Company share scheme. If you are eligible to take part in such a scheme, the Company will advise you in due course. This is for your information only, and is not intended to be a contractually binding part of your contract.

11.2

Notwithstanding the above, you will be granted a performance-based restricted stock award of MarketAxess Holdings Inc. common stock ("MKTX") valued at £1,400,000 on the first day of the month after the Commencement Date (or on the Commencement Date, if the first day of the month).

11.3

The target number of shares will be determined on a US Dollar basis using the market rate at the time of processing and will be calculated by the Company as follows:   award value divided by the average price of MKTX on the ten {10) trading days up to and including the Award Date, rounded to the nearest full share.   The award will vest in two annual instalments: Fifty percent {50%) will vest on each of the third and fourth anniversaries of the Award Date.

11.4	The actual number of shares earned is contingent upon meeting Company and regional financial performance targets and subject to reduction and forfeiture, as outlined in the respective award agreement.

11.5

The award will be subject to and governed by the provisions of the MarketAxess Holdings Inc. 2012 Incentive Plan and its respective agreements. The grant is subject to the full execution of a restricted stock agreement by you and MarketAxess Holdings Inc.

12 Holidays

12.1 The holiday year runs from 1January to 31December.

12.2

You are entitled to 25 days paid holiday in each holiday year ("holiday entitlement"), accruing on a daily basis in addition to the usual English bank and other public holidays. This will be pro-rated in the year of joining and leaving the Company and the resulting entitlement will be rounded up to the nearest whole day.

12.3

You must agree the dates of your holidays in advance with your line manager. You agree that the provisions of Regulations 15(1) to (4) of the Regulations (dates on which leave is taken) do not apply to your Employment.

12.4

You may carry forward a maximum of 5 days' holiday entitlement from one holiday year to the next.   Any carry over holiday entitlement must be taken by 31 March of the subsequent holiday year or it will be forfeited.

12.5

On termination of your Employment you will be paid in respect of any holiday entitlement accrued but not taken unless your Employment is terminated for gross misconduct. The Company may require you to take any accrued holiday during any notice period. If you have taken holiday in excess of your entitlement at your Termination Date, the Company may deduct from your final salary an amount that is equal to 1/260 of your annual Basic Salary payable under clause 9.1multiplied by the number of excess days of holiday taken.

13 Other Benefits

13.1 Private Medical & Dental Insurance

13.1.1 You may participate in the Company's private medical and dental insurance schemes, subject in each case to the terms of the relevant insurance policy (as amended from time to time), the rules of the relevant scheme and you (and, where appropriate, your spouse or civil partner and children)  being eligible to participate in or benefit from such schemes pursuant to their rules at a cost and on terms which are acceptable to the Company.

13.1.2 This is a discretionary benefit and the Company shall in its sole and absolute discretion reserve the right to discontinue, vary or amend this benefit at any time on reasonable notice to you. Full details are available on request.

13.2Life Assurance

13.2.1 You may participate in the Company's Life Assurance Scheme, subject to any eligibility requirements or other conditions set by the Company and any insurer of the Company and your health not being such as to prevent the Company being able to obtain cover on reasonable terms, the Company shall arrange life assurance cover for you, currently equivalent to 4 times your Basic Salary (as set out in clause 9.1). Premiums shall be paid by the Company.

13.2.2 This is a discretionary benefit and the Company shall in its sole and absolute discretion reserve the right to discontinue, vary or amend this benefit at any time on reasonable notice to you. Full details are available on request.

13.3Pension Scheme

13.3.1 You will be automatically be enrolled in the Company pension scheme ("the Scheme"), from 1st day of   April 2017 subject to satisfying certain eligibility criteria and subject to the rules of the Scheme as amended from time to time.

13.3.2 The Company reserves the right at any time to amend the Scheme and/or change Provider. Full details of the Scheme are available from Human Resources.

13.4Group Income Protection

13.4.1 You are entitled to participate in the Group Income Protection Plan (the "Plan") subject to the rules of the Plan as amended from time to time, the rules or insurance policy of the relevant Plan provider as amended from time to time, and you satisfying the normal underwriting   requirements of the relevant Plan provider and the premium being at a rate which the Company considers reasonable.

13.4.2 Under the Plan, if you are signed off for a medical condition and are unable to work for a continuous period of 26 weeks, and were at work on the last day of your probation, you may be eligible to receive 75% of your basic salary (less State benefits) for the period of incapacity or up to the age of 65. Premiums shall be paid by the Company.

13.4.3 This is also a discretionary benefit and the Company shall in its sole and absolute discretion reserve the right to discontinue, vary or amend the Plan at any time on reasonable notice to you.   If the insurance provider refuses for any reason to provide permanent health insurance benefit  to you, the Company shall not be liable to provide to you any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

14 Sickness & Injury

14.1	If you are absent from work due to sickness or injury, you must inform the office no later than Sam on the first day of absence.

14 Sickness & Injury

14.1	If you are absent from work due to sickness or injury, you must inform the office no later than Sam on the first day of absence.

14.2

If you are away from work for seven calendar days or less, you must complete an online self-certification. For absences of more than seven calendar days you must provide a medical certificate from your doctor. Further medical certificates will be required for the remainder of the period of your absence.

14.3

The Company reserves the right, at any time, to require you to undergo a medical examination or Occupational Health at the Company's expense. You agree that the medical adviser may disclose the results of the examination to the Company. You also agree that you will provide, at the Company's reasonable request, a copy of your GP's report on any medical condition, illness or injury relevant to your Employment.

14.4

Subject to the Employee's compliance with this agreement and the Company's sickness absence procedures (as amended from time to time), the  Employee shall continue to receive his/her full salary and contractual benefits during any period of absence due to sickness or injury for up to an aggregate of 26 weeks in any 52-week period. Such payment shall be inclusive of any Statutory Sick Pay due in accordance with applicable legislation.

14.5

If you are absent from work due to sickness or injury caused by the fault of another person, and you recover any sum representing compensation for loss of salary under this contract of employment from that person or another person, you agree to repay to the Company any money it has paid to you under clause 16.4 above as salary in respect of the same period of absence.

14.6

The Company may terminate your Employment by giving written notice to take immediate effect whether or not your entitlement to any sick pay, contractual or otherwise, has been exhausted or even when such termination   would or might cause you to forfeit any entitlement to Group Income Protection or other benefits if you do not perform your duties of employment for a period of 180 days (whether or not consecutive) in any period of 365 days because of sickness, injury or other incapacity. This notice can be given whilst you continue not to perform your duties or on expiry of the 180 day period. In this clause,

'days' includes Saturdays, Sundays and public holidays.

15 Confidential lnformation

15.1

You agree that you will not use, divulge or disclose to any person, firm or organisation (except as required by law or to carry out your employment duties with the Company) any trade secrets or other confidential information relating to the business, finances or affairs of the Company or any Group Company, or any other information provided on the basis that it is confidential.   You also agree that you will sign and abide by the Confidentiality Statement, which will form part of this contract of employment.

15.2	This restriction will continue to apply after your employment ends without limit in time but will not apply to information which becomes public, unless through unauthorised disclosure by you.

15.3

Nothing in this contract is intended to exclude, restrict or limit in any way any right you may have to make a protected disclosure under the Employment Rights Act 1996, or to raise "reportable   concerns" in accordance with   the   Financial Conduct Authority Handbook.

16 IntellectualProperty Rights

16.1

You will promptly inform the Company if you make or are involved in making an Invention during your Employment and will give the Company sufficient details of it to allow the Company to assess the Invention and to decide whether the Invention belongs to the Company. The Company will treat any Invention which does not belong to it as confidential.

"Invention" means any invention (whether patentable or not within the meaning of the Patents Act 1977 or other applicable legislation in any other country) relating to or capable of being used in the business of the Company.

16.2	If an Invention belongs to the Company, you will act as a trustee for the Company in relation to that Invention and you will, at the request and expense of the Company, do everything necessary to:

16.2.1 vest all right, title and interest in the Invention in the Company or its nominee (as legal and beneficial owner);

16.2.2 secure full patent or other appropriate protection for the Invention anywhere in the world; and

16.2.3 defend the Company's or its nominee's rights in the Invention  and assist with enforcement anywhere in the world.

16.3	If you create or are involved in creating any Work during the Employment, you will promptly give the Company full details of it.

"Work" means any discovery, design, database or other work (whether registrable or not and whether a copyright work or not) which is not an Invention and which you create or are involved in creating:

16.3.1 in connection with your Employment; or

16.3.2 relating to or capable of being used in those aspects of the businesses of the

Group Companies in which you are involved.

16.4You:

16.4.1 assign to the Company to the extent allowed by law all of your right, title and interest in any current or future Work (whether now existing or brought into being in the future); and

16.4.2 will act as a trustee for the Company in relation to all such Works,

and will in either case at the request  and expense of the Company do everything necessary to vest all right, title and interest in any Work in the Company or its nominees (as legal and beneficial owner) and to defend its rights in those works and to secure appropriate protection anywhere in the world.

16.5

If you generate any Information or are involved in generating any Information during the Employment you will promptly give to the Company full details of it and you acknowledge that such Information belongs to the Company.

"Information" means any idea, method or information, which is not an Invention or Work, generated by you either:

16.5.1 in the course of your Employment; or

16.5.2 outside the course of your Employment but relating to the business, finance or affairs of any Group Company.

16.6	If you become aware of any infringement or suspected infringement of any intellectual property right in any Invention, Work or Information you will promptly notify the Company in writing.

16.7

You will not disclose or make use of any Invention, Work or Information without the Company's prior written consent except to comply with this clause 16 or as necessary for the proper performance of your duties.

16.8

So far as permitted by law you irrevocably waive any rights you may have under Chapter IV (moral rights) of Part 1of the Copyright, Designs and Patents Act 1988 and any foreign corresponding rights in respect of all Works.

16.9

Rights and obligations under this clause 16 will continue after the termination of your Employment in respect of all Inventions, Works and Information made or obtained during your Employment and will be binding on your personal representatives.

16.10	You agree that you will not by your acts or omissions do anything that would or might prejudice the rights of the Company under this clause 16.

16.11 You will not make copies of any computer files belonging to any Group Company or their service providers  and you will not introduce any of your own computer files into any computer used by any Group Company in breach of any Group Company policy, unless you have obtained the consent of the Board.

16.12

By entering into this agreement you irrevocably appoint the Company to act on your behalf to execute any document and do anything in your name for the purpose of giving the Company (or its nominee) the full benefit of the provision of this clause 16 or the Company's entitlement   under statute. If there is any doubt as to whether such a document (or other thing) has been carried out within the authority conferred by this clause 16.12, a certificate in writing (signed by any director or the secretary of the Company) will be sufficient to prove that the act or thing (in the absence of any manifest error) falls within that authority.

17 Your Interests

17.1

You must disclose promptly in writing to the Company's General Counsel, or designee, from time to time your financial interests, to the extent that this is required to fulfil your regulatory obligations, and as set out in the Compliance Manual.

17.2

You will comply, and will procure that any person 'closely associated' (as such term is defined in the Market Abuse Regulation No. 596/2014) with you complies, with all rules of law (including the Market Abuse Regulation and Part V of the Criminal Justice Act 1993), the Company's share dealing code, and any other applicable codes or policies in relation to the holding and trading of securities, including in relation to the disclosure of inside information and of dealings.

18 Garden leave

18.1

At any time after notice to terminate employment is given by either party, or if you resign without giving due notice and the Company does not accept your resignation, the Company may at its absolute discretion require you to take a period of absence called garden leave for a maximum period of 3 months (the "Garden Leave Period"). The provisions of this clause shall apply to any Garden Leave Period.

18.2 The Company may require that you do not:

18.2.1   enter or attend the premises of the Company or any other Group Company;

18.2.2   retain or seek to obtain any access to electronic systems or devices owned or operated by the Company or a Group Company;

18.2.3   contact or have any communication with any customer or client of the Company or any other Group Company in relation to the business of the Company or any other Group Company;

18.2.4   contact or have any communication with any employee, officer, director, agent or consultant of the Company or any other Group Company in relation to the business of the Company or any other Group Company; and/or

18.2.5   remain or become involved in any aspect of the business of the Company or any other Group Company except as required by such companies.

18.3

The Company may require you to immediately resign from any directorship, trusteeships or other offices which you hold in the Company, any other Group Company or any other company where such directorship or other office is held as a consequence or requirement of your Employment, unless you are required to perform duties to which any such directorship, trusteeship or other office relates in which case you may retain such directorships, trusteeships or other offices while those duties are ongoing. You hereby irrevocably appoint the Company to be your attorney to execute any instrument and do anything in your name and on your behalf to affect your resignation if you fail to do so in accordance with this clause 18.3.

18.4

During the Garden Leave Period, you will be entitled to receive your salary and all contractual benefits (excluding bonuses) in accordance with the terms of this agreement. Any unused holiday accrued at the commencement of the Garden Leave Period and any holiday accrued during any such period will be deemed to be taken by you during the Garden Leave Period.

18.5

During the Garden Leave Period all duties of your Employment (whether express or implied) including without limitation your duties of fidelity, good faith and exclusive service, shall continue throughout the Garden Leave Period.

18.6

At the end of the Garden Leave Period, the Company may, at its sole and absolute discretion, pay to you Basic Salary alone in lieu of the balance of any period of notice given by the Company or you (less deductions of income tax, national insurance contributions, other statutory deductions and other agreed deductions).

18.7During the Garden Leave Period:

18.7.1 you shall provide such assistance as the Company or any Group Company may require to effect an orderly handover of your responsibilities to any individual or individuals appointed by the Company or any Group Company to take over your role or responsibilities;

18.7.2 you shall make yourself available to deal with requests for information, provide assistance, be available for meetings and to advise on matters relating to work (unless the Company has agreed that you may be unavailable for a period); and

18.7.3 the Company may appoint another person to carry out your duties in substitution for you.

19 Disciplinary Rules

19.1	The Company's dismissal, disciplinary and grievance procedures as set out in the Company's Disciplinary Policy and Grievance Policy are applicable to you. These procedures are non-contractual.
19.2

The following are examples of conduct which is not acceptable to the Company and which may result in disciplinary action being taken against you. The list is intended as guidance only and should not be considered exhaustive:

•failure to meet the required standards of work performance;

•poor time keeping;

•failure to keep records relating to your working time where required by the

Company;

•smoking in "No Smoking" areas within the work-place;

•falsification of records;

•failure to comply with the Company's health and safety policy;

•unauthorised use of Company property;

•unauthorised disclosure of confidential information;

•insubordination.

19.3	Examples of gross misconduct are serious incidents of any of the matters listed above and, by way of further example, the following:

•	acts of discrimination or harassment (including,but not limited to, breaches of the Company's Equal Opportunities or Anti-bullying and harassment policies in force from time to time);

•theft or dishonesty;

•disorderly conduct including fighting or threatening physical violence;

•being under the influence of alcohol or illegal drugs during working hours;

•intentional damage to Company property or that of other employees;

•serious breach of confidence;

•a material breach of the Confidentiality Statement; and

•failure to comply with the Rules of the Financial Conduct Authority.

19.4	The Company reserves the right to suspend you from employment with pay for a reasonable period while investigating any alleged breach of the Company's disciplinary rules.

19.5	If you are disciplined for a failure to meet the required standards of work performance, the Company may move you to suitable alternative work, if this is available.

19.6	If you are found to have committed any act of gross misconduct, the Company may terminate your employment immediately without notice and without pay in lieu of notice.

20 Return of Company Property

When your Employment ends, or at any other time if you are requested to do so, you must return to the Company all property belonging or relating to the Company or any

Group Company in good condition. If you commence Garden Leave in accordance with clause 18 you may be required to comply with the provisions of this clause 20.

21 Restrictions after Termination of Employment

21.1 In this clause:

21.1.1   "Demonstrable Steps" means any steps the Company or any Group Company has taken in actively and directly seeking to supply its services to any person during the last 12 months of your Employment.

21.1.2   "Relevant Date" means the Termination Date or, if earlier, the date on which you commence any Garden Leave Period.

21.1.3   "Restricted Business" means any business:

(i)       that is engaged in the design, development, operation or promotion of an electronic platform or electronic commerce network   (ECN) for credit products, fixed income securities, information   research, distribution, trading and/or other transactions; and/or

(ii)       whose principal business is electronic distribution, research and/or trading of credit product fixed income securities; and/or

(iii)     whose   principal   business is regulatory   transaction   reporting,   trade matching and/or the collection and dissemination of market data, in each case whether for fixed income or other types of securities;

but does not include:

(iv)     your ownership of not more than 1% of the total issued shares of a publicly held company;

(v)     your performance of services for any business to the extent that such services do not otherwise fall within paragraphs (i) or (ii) of this sub clause (including, without limitation, your performance of services for any entity which has a division or business unit engaging in competition with the Company's business, if such performance does not in any capacity, directly or indirectly, involve work with or assistance to such division or business unit); or

(vi) any activity engaged in  by you with the prior written approval of the

Board.

21.1.4 "Restricted Period" means the period of 6 months less any Garden Leave Period imposed by the Company under clause 18 commencing on the Termination Date.

21.2	You are likely to obtain trade secrets and confidential information and personal knowledge of and influence over clients and employees of the Group during the course of the Employment. To protect these interests of the Company, you agree with the Company that you will be bound by the following covenants:

21.2.1 During the Restricted Period you will not be employed in, or carry on for your own account or for any other person, whether directly or indirectly (or be a director of any company engaged in), any business which is involved in the Restricted Business which is or is about to be in competition with any business of the Company or any other Group Company being carried on by such company at the Relevant Date provided you were concerned or connected with that business to a material extent at any time during the last 12 months prior to the Relevant Date.

21.2.2 During the Restricted Period you will not (either on your own behalf or for or with any other person), whether directly or indirectly, canvass or solicit in competition with the Company or any other Group Company the custom of any person who at any time during the last 6 months prior to the Relevant Date was a client of, or in the habit of dealing with, the Company or (as the case may be) any other Group Company, or in relation to which the Company or any Group Company had taken Demonstrable Steps, and in respect of whom you had access to confidential information or with whose custom or business you were personally concerned.

21.2.3 During the Restricted Period you will not (either on your own behalf or for or with any other person, whether directly or indirectly), deal with or otherwise accept in competition with the Company or any Group Company the custom of any person who was at any time during the last 6 months prior to the Relevant Date a client of, or in the habit of dealing with, the Company or (as the case may be) any Group Company, or in relation to which the Company or any Group Company had taken Demonstrable Steps, and in respect of which you had access to confidential information or with whose custom or business you were personally concerned.

21.2.4 During the Restricted Period you will not (either on your own behalf or for or with any other person, whether directly or indirectly), entice or try to entice away from the Company or any other Group Company any person who was a non clerical employee of such a company at the Termination Date and who had been a non-clerical employee at any time during your last 6 months prior to the Relevant Date and with whom you had worked closely at any time during that period.

21.3

Each of the paragraphs contained in clause 21.2 constitutes an entirely separate and independent covenant. If any covenant is found to be invalid this will not affect the validity or enforceability of any of the other covenants.

21.4

Following the Termination Date, you will not represent yourself as being in any way connected with the businesses of the Company or of any other Group Company (except to the extent agreed by such a company).

21.5	Any benefit given or deemed to be given by you to any Group Company under the terms of this clause 21 is received and held on trust by the Company for the relevant Group

Company. You will enter into appropriate restrictive covenants directly with other Group

Companies if asked to do so by the Company.

22 Data Protection Act 1998

22.1

For the purposes of the Data Protection Act 1998 (the "Act") you give your consent to the holding, processing and disclosure of your personal data (including sensitive personal data within the meaning of the Act) provided by you to the Company for all purposes relating to the performance of this contract of employment including, but not limited to:

22.1.1   administering and maintaining personnel records;

22.1.2   paying and reviewing salary and other remuneration and benefits;

22.1.3 providing and administering benefits (including if relevant, pension, life assurance, permanent health insurance and medical insurance);

22.1.4   undertaking performance appraisals and reviews;

22.1.5   maintaining sickness and other absence records;

22.1.6   taking decisions as to your fitness for work;

22.1.7  providing references and information to future employers, and if necessary, governmental and quasi-governmental bodies for social security and other purposes, the Inland Revenue and the Contributions Agency;

22.1.8   equal opportunities monitoring;

22.1.9   providing information to future purchasers of the Company or of the business in which you work;

22.1.10 transferring information concerning you to a country or territory outside the European Economic Area (and subsequent processing, including as provided elsewhere in this clause 22.1);

22.1.11 monitoring registrations you have with any regulatory bodies to ensure compliance, training, examination and other requirements are met; and

22.1.12 administration of disciplinary and grievance procedures.

22.2

You acknowledge that during the Employment you will have access to and process, or authorise the processing of, personal data and sensitive personal data relating to employees, customers and other individuals held and controlled by the Company.

22.3	You agree to comply with the terms of the Act (and any other relevant legislation in force from time to time) and to abide by the Company's data protection policy issued from time to time.

23Personal Account Transactions

You acknowledge that the Company has drawn to your attention its written notice setting out the restrictions upon the Company's employees undertaking personal account transactions, as defined in the Financial Conduct Authority Handbook (the "Restrictions"). You acknowledge that the Restrictions will apply to you.   You will comply with the Restrictions for the duration of this agreement.

24Offers on Liquidation

24.1

You will have no claim against the Company if your Employment is terminated by reason of liquidation in order to reconstruct or amalgamate the Company or by reason of any reorganisation of the Company and:

24.1.1 you are offered employment with the company succeeding to the Company upon such liquidation or reorganisation; and

24.1.2 the new terms of employment offered to you are no less favourable to you than the terms of this agreement.

25Notices

25.1

Any notices given under this agreement must be given by letter or fax. Notice to the Company must be addressed to its registered office at the time the notice is given. Notice provided to you by the Company shall be given personally or sent to your last known address.

25.2

Except for notices given by hand, notices given by post will be deemed to have been given on the next working day after the day of posting and notices given by fax will be deemed to have been given in the ordinary course of transmission.

26Statutory Particulars

This contract and the attached Appendix contain the written particulars of employment which you are entitled to receive under the Employment Rights Act 1996.

27Whole Agreement

This contract of employment supersedes any previous arrangements, whether oral or in writing, between the Company and you in relation to the matters dealt with in it. This contract of employment (and any agreement referred to in it including the Confidentiality Statement) contains the whole agreement between the Company and you relating to your employment at the date the contract of employment was entered into (except for those terms implied by law which cannot be excluded by the agreement of the parties).

28Contracts (Rights of Third Parties) Act 1999

To the extent permitted by law and with the exception of the Group Companies, a person who is not a party to this contract of employment has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this contract of employment. This does not affect any right or remedy of a third party which exists and is available under any separate rules or provisions.

29Waiver

29.1Neither party's rights or powers under this agreement will be affected if:

29.1.1 one party delays in enforcing any provision of this agreement; or

29.1.2 one party grants time to the other party.

29.2

If either party agrees to waive his rights under a provision of this agreement, that waiver will only be effective if it is in writing and it is signed by him. A party's agreement to waive any breach of any term or condition of this agreement will not be regarded as a waiver of any subsequent breach of the same term or condition or a different term or condition.

30 Governing Law & Jurisdiction

This contract of employment and any documents to be entered in pursuant to it, save as expressly referred to therein, and any non-contractual obligations arising out of or in connection with it and any such documents shall be governed by the law of England and Wales. The Company and you irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this contract of employment and any documents to be entered into pursuant to it. The Company and you irrevocably submit to the jurisdiction of such courts and waive any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

}

SIGN ED as a DEED by

MARKETAXESS EUROPE LIMITED

a director; In the presence of

/s/ Richard M. McVey

Director

Witness signature

Name:

Address

Occupation

}

SIGNED as a DEED by

Christophe Roupie/s/ Christophe Roupie

In the presence ofEmployee

Witness signature

Name: /s/ Sarah Tennant

Address

OccupationLicensed Associate

APPENDIX 1

The Company is required by law to give you details of the following matters pursuant to the Employment

Rights Act 1996, as amended. These particulars do not form part of your contract of employment.

Collective Agreements

There are no collective agreements in force which affect the terms and conditions of your employment.